EXHIBIT 10.1.7
                            ASSIGNMENT


     FOR VALUE RECEIVED, INTERNATIONAL TOURS, INC. hereby sells, assigns and transfers unto I.T. CRUISES, INC. all of its right, title and interest in and to the agreements (the "Cruise Agreements") described on Exhibit "A" hereto, including all rights to any and all revenue earned, but not received, by International Tours, Inc. after January 1, 1996 and prior to May 31, 1996 pursuant to the Cruise Agreements.

     This Assignment is made effective the 1st day of June, 1996.


                                   INTERNATIONAL TOURS, INC.



                                   By:    /s/ Bill Morris
                                        Bill Morris,
                                        Vice President